EXHIBIT 99(b)
                                  -------------


                                      GTECH
                   Bruce Turner Q2 FY05 Conference Call Script
                            Final - 20 September 2004


Hello, everyone ... and welcome to our discussion of GTECH's second-quarter results.


Slide #4
--------

As you have seen in this morning's release, it was another quarter of steady growth and profitability for GTECH despite the challenges in Brazil and difficult quarter-over-quarter comparisons.

Total revenues grew approximately 17 percent, quarter over quarter, driven by continued improvements in same store sales and strong product sales.

Gross profit margins were within the expected range at 41 percent ... despite an increase in depreciation...

Our operating expense ratio was 13 percent, down a point and a half from last quarter ...

Earnings per share came in at 40 cents per share ... which was slightly higher than expected ...

We recorded $75 million in cash from operations.

And we have been able to maintain one of the highest returns on invested capital in the gaming industry, despite a significant increase in the average capital employed in the business.

In addition to a solid financial performance, we had a successful quarter across all three GTECH vertical markets: lottery, gaming solutions, and commercial services.

Among the lottery highlights were two new orders for handheld terminals from ONCE, the Spanish National Organization for the Blind. With these orders - for a total of 12 thousand additional terminals - the ONCE network will total 19,000 units, making it the largest lottery network in Spain. Clearly, Spain's visually-impaired retailers are very pleased with the terminals' ease of use and performance.

The second quarter also saw the situation in Mexico resolved in GTECH's favor. As you may recall, GTECH's winning bid to supply a new online lottery system and network to our customer ---Pronosticos --- was declared non-compliant in April. However, after an appeal, the Mexican Comptroller Ministry reversed that decision last month ... and we have recently signed a new six-year contract valued at approximately $90 million dollars.

In August, we signed a three-year contract extension worth up to approximately $25 million dollars with the Oregon Lottery. The deal calls for GTECH to replace Oregon's existing video lottery central system with our Enterprise Series Video system. We will also be providing 2,000 internet-protocol - or IP--ready Altura site controllers, which will link more than 10,000 VLTs to the central system. This new contract will take effect in 2005, marking Oregon's 20th year as a valued GTECH customer.

On the opposite side of the country, we recently secured a contract with the state of Maine. Under the terms of the contract, we will be supplying the Maine Lottery with 150 Instant Ticket Vending Machines. This is our fourth consecutive ITVM contract win and serves as further validation of how the acquisition of Interlott has enhanced GTECH's ability to pursue and win new business. In fact, we have been so successful in the ITVM space since the acquisition that Interlott's production hit an all-time high in the month of July.

There was good news in our Gaming Solutions business, as well ... with a video central system win in Italy through our joint venture, Cogetech ... and a total VLT system win in Jamaica.

The contract with Italy is significant because, although the Italian gaming market ranks eighth in the world in terms of total gaming sales, much of its legalized gaming machine market remains untapped. Up to 65,000 gaming machines will be deployed throughout Italy and connected to our Enterprise Series central system. The Jamaican VLT contract is the second one for which GTECH is a single-source vendor, providing all components. Initially, we will install about 125 video lottery terminals, with an option to expand from there. We expect to generate up to $60 million dollars in revenues from the contract by its conclusion in 2011.

All told, we secured between $220 million and $240 million dollars in total incremental future revenues this last quarter.

In the Commercial Services vertical, we continued to expand our services successfully in Latin America and Poland. In June, we began selling pre-paid mobile phone top-ups through our lottery terminals in Barbados. We also launched bill payment services at approximately 700 terminals throughout Poland utilizing the PolCard network. And two weeks ago, we acquired BillBird, the leading provider of electronic bill payments in Poland, with over 2,000 points of access. GTECH is now the leader in this emerging industry in Poland ... and we are well positioned to become a commercial services market leader in one of the most significant markets in Central and Eastern Europe.


Slide #5
--------

When we look at the factors that fueled our lottery performance in the second quarter, new games continued to be a key driver. In late May, we launched
HotTrax, a new monitor-based lottery game, at select locations here in Rhode Island. Since the launch, we have seen total sales of monitor games at these locations increase by an average of 24%.

Encouraged by this performance, we are currently developing a suite of monitor games tied to popular spectator sports that will add further excitement to the social space play experience.

At the same time, we are moving forward aggressively to enhance our e-scratch offerings. Starting this quarter and continuing for the next year or so, we will introduce four new e-scratch games every quarter. The games scheduled for release in October include a sports-themed game ... a Halloween game ... a casino style 3-reel game that will allow for multiple line matches and bonus rounds ... and a crossword-style game. We believe that these will add a new element of revenue-stimulating excitement and anticipation for players.

We also continue to develop ways to generate new revenue through branded games, instant-online games such as Extra and Bingo, and promotional on-line games tied to major events. Earlier this year, we announced an agreement to develop and distribute lottery games based on Hasbro's Monopoly and Battleship games. We plan to release our first Monopoly-themed games into the traditional on-line and on-line instant markets in the fourth quarter of this fiscal year. Very soon, we hope to be announcing another branded monitor game to complement Keno and HotTrax ... and we will bring you all the details as soon as they are available.

We have also invested in game development at Spielo since closing on that acquisition in late April and we plan to release three new video lottery games in the New York market by the end of this calendar year. The first release is scheduled for installation this week.

In addition to developing new games for New York, we are developing new multi-line video games for the wide-area, racino and casino marketplaces. We are also pursuing licensing agreements with third-party content developers ... and we are exploring ways to license Spielo content in Class II and Class III markets. As I have said before, it is our goal to become the number-one or number-two player in the markets in which we operate, and we believe increasing our investment in content development will help us attain that goal.

Convenience and self-service are also important factors in driving new lottery sales. To that end, we recently introduced GamePoint, an all-in-one instant and online lottery self-service terminal solution. GamePoint extends the product value inherent in Interlott's instant ticket vending by incorporating online functionality and end-to-end connectivity. This product will allow us to upgrade the existing 30,000 instant ticket vending machines in the marketplace today ... as well as helping us expand into new markets. We plan to ship the first GamePoint machines to Washington in the beginning of 2005. If the positive industry response we have received thus far is any indication, GamePoint will help accelerate the already-fast growth in the ITVM/self-service space.

In addition to these developments, we are pursuing a number of new opportunities in Lottery and Gaming Solutions. We are currently waiting for a decision in Thailand, where we have bid on a new on-line lottery system as part of a joint venture with Loxley, a Thai conglomerate. We were one of only two companies to make the short list after technical evaluations ... and a final decision could be made within a matter of weeks.

We have also recently rebid for our lottery contract in Missouri, and we expect a decision from them some time in the third quarter.

In Pennsylvania, where the state government recently approved legislation allowing video lottery terminals at race tracks, we have submitted a bid on a VLT central system contract and we plan to pursue machine opportunities there as well. We also have proposals pending for video central systems in Manitoba and the Atlantic Lottery Corporation in Canada ... and we are looking at upcoming VLT opportunities in Louisiana and Maine.

Meanwhile, we are actively pursuing new lottery opportunities in Finland, Germany and New Zealand... a new multi-channel interactive gaming opportunity in Ireland ... and several government licensing opportunities, including on-line systems for hunting and fishing permits in Illinois and Kansas.

Closer to home, the Rhode Island Supreme Court recently ruled the proposed legislation allowing for a casino in West Warwick to be unconstitutional. On the heels of this news, we expect the owners of Lincoln Park and Newport Grand Jai Alai to pursue their plans to expand their lottery-run VLT operations. Under the terms of our Master Agreement with the state of Rhode Island, GTECH will provide the next 700 machines installed, plus 50% of any additional machines.

On the  operational  side of things,  the  integration  of our  acquisitions  is proceeding  according  to  plan  and we are  beginning  to see  the  inter-group
benefits  of  Spielo  and  LILHCo,   particularly  between  lottery  and  gaming
solutions.

Now, before I turn things over to Jaymin, I would like to give you a brief update on the situation in Brazil ... and the latest on our capital allocation program.

When last we spoke, a court in Brazil had decided to withhold 30% of our revenues pending the outcome of a civil suit against GTECH. We appealed the court's decision ... and that appeal is still pending. In the meantime, we are continuing to work with our customer in Brazil to find a solution that will allow us to remain in the country.

In fact, I recently met with members of Caixa to discuss their plans for the future and to reiterate our desire to find a solution that allows us to continue our partnership. However, I want to assure you that the outcome of the current situation - whichever way it goes - will not have an impact on either our long-term strategy ... or our long-term outlook. Since we first announced developments in Brazil, we have announced 14 new contracts and extensions with customers around the globe and we have seen no disruption to our business.

As our recent announcement regarding the acquisition of BillBird indicates, we continue to identify and evaluate acquisition candidates that we believe will drive long term growth and shareholder value. We continue to believe it is an opportunity-rich environment.


Slide #6
--------

Finally, in keeping with our long-standing commitment to return value to shareholders, we returned approximately $65 million dollars to our shareholders in the second quarter. This included our regular quarterly dividend of approximately $10 million dollars in July. We also repurchased 2.6 million shares of GTECH stock in the quarter at a cost of approximately $55 million dollars. As of today, we have 115.7 million shares outstanding and approximately $10 million dollars remaining under the current repurchase program. We continue to believe that GTECH stock represents a good investment opportunity at the current trading levels.

All told, on a year-to-date basis, we have returned in excess of $100 million dollars to our shareholders through the dividend and share repurchase programs.

And with that,  I would  like to turn the  proceedings  over to our CFO,  Jaymin
Patel.

Jaymin: Thank you Bruce.  Good morning, everyone.


Slide #7
--------

I would like to start by reviewing GTECH's second-quarter performance. We are certainly pleased with the performance of the business in the light of challenges we faced in Brazil and difficult quarter-over quarter comparisons created by significant jackpot activity in the second quarter of last fiscal year combined with the impact of increased capital deployed in the business over the last twelve months.

I would like to remind everyone that all references to earnings per share reflect the two-for-one (2-for-1) stock split, that occurred on July 30th.

Second quarter service revenues increased more than ten million dollars ($10M) or approximately four percent (4%), driven by a number of factors.

A closer review of the underlying dynamics of the business will help to illustrate what those key drivers were. Let's start with a review of lottery service revenues. In the U.S., same store sales increased approximately six percent (6%), with the majority of our domestic jurisdictions once again enjoying improved sales.

This increase in same store sales continues to be driven by the introduction of new games, modifications to existing games, such as jackpot changes, and the marketing efforts of our customers. We also benefited from the launch of our new service contract in Tennessee and the impact of the Interlott acquisition.

The increase in lottery service revenues was partially offset by contractual rate changes, resulting in domestic service revenues of one hundred and twenty-nine million dollars ($129M), up approximately two percent (2%) over the second quarter of last fiscal year.

International same store lottery sales grew by approximately two percent (2%) on a constant currency basis, reflecting new games such as Big Lotto in Taiwan, as well as expanded distribution channels, including Keno in Beijing.
Factoring in higher jackpot activity and the favorable impact of foreign exchange rates, offset by contractual rate changes and the thirty percent (30%) withholding of our revenues in Brazil, our international lottery service revenues increased by approximately four percent (4%), to ninety-one million dollars ($91M).

Total service revenues included approximately eight million dollars ($8M) of service revenue from gaming solutions, up approximately four million dollars
($4M) over the same period last year. This was driven by the addition of new video lottery terminals in Rhode Island and the acquisition of Spielo.

We also recorded approximately nineteen million dollars ($19M) of service revenue from commercial transaction processing, which was comparable to the second quarter of last fiscal year. Whilst we experienced an approximate eleven percent (11%) increase in same store sales quarter over quarter, this was again offset by the thirty percent (30%) withholding of revenues in Brazil.


Slide #8
--------

Product sales in the second quarter were seventy-five million dollars ($75M), driven by terminal sales to our customer in Belgium combined with the first of 3 terminal shipments to ONCE in Spain.

Gross profit increased by approximately sixteen million dollars ($16M) or thirteen percent (13%) quarter-over-quarter. Service gross profit declined approximately six million dollars ($6M) quarter-over-quarter. This was primarily the result of higher depreciation and amortization and the impact of the revenue withholding in Brazil.

Product margins were stronger than anticipated, at forty-one point eight percent (41.8%), due to changes in the product mix.

Our operating expenses for the quarter were forty-two point five million dollars ($42.5M), or approximately thirteen percent (13%) of total revenue.

The two point eight million dollar ($2.8M) increase in SG&A was driven primarily by the consolidation of acquisitions and increased activities in new business development.

This was partially offset by lower research and development expenses, primarily due to the timing of development initiatives.

The strength in revenues drove operating income growth of approximately fourteen million dollars ($14M) or nineteen percent (19%).

Below the operating income line, other expense increased approximately seven million dollars ($7M), driven by lower equity income from unconsolidated affiliates as a result of the sale of our equity interest in Harrington Raceway in Delaware, combined with higher interest expense resulting from the two hundred and fifty million dollars ($250M) of debt issued in the third quarter of last fiscal year.

Net income for the quarter increased approximately five million dollars ($5M) or approximately ten percent (10%) and we reported diluted earnings per share of forty cents ($0.40), up approximately eight percent (8%) over the second quarter of last fiscal year.


Slide #9
--------

During the quarter, we generated seventy-five million dollars ($75M) in cash flows from operations.

This financed approximately sixty-three million dollars ($63M) in investing activities.

Also in the quarter, we repurchased approximately two point six million shares (2.6M) of GTECH stock at a cost of fifty-five million dollars ($55M) and we made our quarterly dividend payment in the amount of approximately ten million dollars ($10M).


Slide #10
---------

Now, let's turn to GTECH's performance on a year to date basis.

Service revenues for the six months ended August 28th were up approximately forty million dollars ($40M) or nine percent (9%) over the same period of fiscal year 2004, driven by the continued strength in same store sales around the world, new contracts and the impact of acquisitions.

Product sales were higher in the first six months of this year, primarily due to higher terminal sales and the impact of acquisitions.


Slide #11
---------

Year-to-date, we recorded two hundred sixty-nine million dollars ($269M) in revenue from our US lottery group --- two hundred and sixty-three million dollars ($263M) from the international lottery group --- approximately thirty-one million dollars ($31M) in gaming solutions and forty-one million dollars in commercial and other services ($41M).


Slide #12
---------

In the first six months of the fiscal year, we generated approximately one hundred and seventy-two million dollars ($172M) in cash from operations. Combined with cash and short term investments on the balance sheet, this financed over three hundred million dollars ($300M) in investing activities, representing new contract assets and acquisitions.

In addition, we paid cash dividends of twenty million dollars ($20M) and we accelerated our return of cash to shareholders via the share repurchase program. On a year-to-date basis, we repurchased a total of three point six million shares (3.6M) of our stock at a cost of approximately eighty-three million dollars ($83M).

As of August 28th, we had cash of approximately thirty million dollars ($30M) and we had approximately two hundred fifty-six million dollars ($256M) available under our revolving line of credit.


Slide #13
---------

Average capital employed grew by over four hundred million dollars ($400M), or fifty-two percent (52%), year-over-year and we generated returns on capital employed of nineteen point two percent (19.2%). In view of the pace of capital investment, we are pleased to have been able to maintain returns on the overall portfolio at more than two times (2x) our weighted average cost of capital.

Again,  our  Return  on  Capital   Employed   calculation  is  provided  in  the
Supplemental Financial Data File posted on our website.

Those are the key financial highlights of our second quarter and year-to-date. Now I would like to turn our attention to the outlook for the remainder of fiscal year 2005.


Slide #14
---------

Based upon the strength of our performance year-to-date, we are confident in our ability to deliver results in line with the full year guidance we provided at the end of June.

Based upon our current outlook, we continue to expect total revenue growth in the range of eighteen to nineteen percent (18% - 19%), with service revenue growth in the range of five to seven percent (5% - 7%), based upon the following assumptions and factors:

1) Same store sales growth of four to six percent (4% - 6%), 2) The net effect of contract wins and contractual rate changes, 3) Fluctuations of foreign currency against the US Dollar, 4) The impact of the acquisitions we have completed to date, and 5) The impact of the 30% withholding of Brazil revenues.

We continue to expect product sales in the range of two hundred and ten to two hundred and twenty million dollars ($210M - $220M).

We expect service margins in the range of forty to forty-two percent (40% - 42%) and product margins in the range of thirty-six to thirty-eight percent (36% to 38%).

With respect to our tax rate, we continue to believe that the effective tax rate for this fiscal year will be thirty-five to thirty-six percent (35% - 36%), or one to two percent (1% - 2%) lower than the thirty-seven percent (37%) we reported in the first half of the fiscal year. This is primarily due to the change in the composition of our revenues and profits as a result of our recent acquisitions of non-US-based companies. We expect the lion's share of the catch up to occur in the third quarter.

Based upon this outlook, we believe that diluted earnings per share will be in the range of one dollar and forty-three cents to one dollar and forty-eight cents ($1.43 to $1.48) per share for fiscal year 2005, assuming a fully diluted share count of one hundred and thirty-three point seven million (133.7M) shares.

This estimate includes the impact of the net one-time gain recorded in the first quarter.

In fiscal year 2005, we plan to invest between five hundred and twenty and five hundred and forty million dollars ($520M - $540M), including the recently completed acquisitions. This investing activity will be funded by cash from operations and borrowings under our revolving line of credit.


Slide #15
---------

Now let's look at the outlook for our third quarter, which ends November 27th.

We expect service revenues to increase six to eight percent (6% - 8%) quarter over quarter and we expect product sales in the range of fifty-five to sixty-five million dollars ($55M - $65M).

We expect service margins to be in the range of thirty-eight to forty percent (38% to 40%) and product margins in the range of thirty-seven to thirty-nine percent (37% to 39%).

We believe the tax rate for the quarter we will be approximately thirty-three percent (33%), due to the reasons I mentioned earlier.

Finally, we expect earnings per share to be in the range of thirty-three to thirty six cents ($0.33 to $0.36) per share. This compares to the thirty five cents ($0.35) per share we reported in the third quarter of last fiscal year, which included a one-time, after-tax non-cash gain associated with the consolidation of the partnership that owns our corporate headquarters here in Rhode Island. Excluding that gain, recurring earnings per share in the third quarter of last year were thirty-two cents ($0.32) per share, as reported by First Call.


Slide #16
---------

To summarize ... We are pleased with the continued strength of our core business and the progress we have made in integrating our recent acquisitions, we are excited about the opportunities we see in each of the markets we serve - - - and based on our current outlook, we are confident we can achieve our goals and objectives in the current fiscal year and beyond.

Thank you for your attention. Now Bruce and I would be happy to answer any questions that you may have.



[Q&A]



CLOSING REMARKS
If there are no further questions, allow me to briefly summarize our prospects for the remainder of fiscal 2005 and beyond.

GTECH remains on track to meet its full-year goals and objectives. Our longer-term strategy and outlook likewise are unchanged. And we are making continued progress in our efforts to drive new, profitable growth while returning value to our shareholders.

We will be back in December with our third-quarter earnings call ... but in the meantime, we look forward to seeing many of you in Las Vegas next month at G2E. Spielo will have a booth on the trade show floor for the first time, as we introduce our machines and games to the commercial gaming marketplace. So please stop by and visit us. Until then, thanks again for joining us.